UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                         Comission File Number: 0-20686

                           NOTIFICATION OF LATE FILING

(Check One):      |_| Form 10-K     |_| Form 20-F    |X| Form 11-K
                  |_| Form 10-Q     |_| Form N-SAR

                                For Period Ended:
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
         For the Transition Period Ended: _____________________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I
                            REGISTRANT INFORMATION

Full Name of Registrant:  Uniroyal Technology Corporation

Former Name If Applicable:

Address of Principal Executive Office (Street and Number): 2 North Tamiami
                                                             Trail, Suite 900
City, State and Zip Code:  Sarasota, FL  34236

                                     PART II
                             RULE 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                    (a)  The reasons  described in reasonable detail in Part III
                         of  this   form   could  not  be   eliminated   without
                         unreasonable effort or expense;

           |X|      (b)  The  subject   annual   report,   semi-annual   report,
                         transition  report  on Form  10-K,  20-F,  11-K or Form
                         N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed date; and

                    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The audit of the Uniroyal Technology Corporation Savings Plan (the "Plan") has not been completed due to a delay by Vanguard Fiduciary Trust Company ("Vanguard") in the provision of the coverage, limitation and anti-discrimination testing results for the Plan, as required by Internal Revenue Code Sections 415 and 410(b).

     The Company and its auditors, Deloitte & Touche LLP, are of the opinion that the receipt of the aforementioned test results from Vanguard within the prescribed time would involve unnecessary expense and effort.



                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Oliver J. Janney, Exec. Vice President, General Counsel & Secretary
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     (Name)

     941 361-2100
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     (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                    [ X ]  Yes              [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                    [  ]  Yes               [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         Uniroyal Technology Corporation
              ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: June 28, 2002             By: /s/ Oliver J. Janney
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                                   Oliver J. Janney
                                   Executive Vice President, General Counsel
                                     and Secretary